UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2003

MOLINA HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-31719	13-4204626
(State of incorporation)	(Commission	(I.R.S. Employer
	File Number)	Identification Number)

One Golden Shore Drive, Long Beach, California 90802

(Address of principal executive offices)

Registrant’s telephone number, including area code: (562) 435-3666

Item 7.    Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description

99.1	Press release of Molina Healthcare, Inc. issued November 5, 2003 as to financial results for the quarter ended September 30, 2003.

Item 12.    Disclosure of Results of Operations and Financial Condition.

On November 5, 2003, we issued a press release announcing our financial results for the quarter ended September 30, 2003. The full text of the press release is included as Exhibit 99.1 to this report. The information contained in the websites cited in the press release is not part of this report.

On November 6, 2003, we held a conference call to report on our financial results for the quarter ended September 30, 2003. On the call we also provided the guidance set forth below for the fourth quarter of 2003 and calendar year 2004.

We expect to achieve net income in the range of $10.3 million to $11.2 million for the fourth quarter of 2003, with an earnings per share range of $0.40 to $0.44 per diluted share. We expect that for the full year, net income will be in the range of $40.9 million to $41.9 million, with an earnings per share range of $1.81 to $1.85 per diluted share.

For 2004, we expect enrollment growth between 6 to 9 percent, excluding acquisitions, resulting in revenue growth of 11 to 14 percent. This results in revenue within the range of $887 million to $906 million. We anticipate our medical care ratio will be within the range of 83.0 to 83.5 percent and our administrative costs to be between 8.0 and 8.3 percent of revenue. Our expectation for net income is to be within the range of $46.3 million to $49.5 million, utilizing an effective tax rate of 37.5 percent. Our anticipated 2004 net income represents a 10 to 18 percent increase over our anticipated net income for 2003. We anticipate an earnings per share range of $1.75 to $1.90 per share and have utilized 26 million shares outstanding for this calculation.

The information in this Form 8-K and the exhibit attached hereto shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as expressly set forth by specific reference in such a filing.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLINA HEALTHCARE, INC.

Date: November 6, 2003	By:	/s/ J. Mario Molina, M.D.

J. Mario Molina M.D. Chairman of the Board, Chief Executive Officer and President

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